CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Voyager Technologies, Inc. of our report dated March 10, 2026, except for the change in composition of reportable segments discussed in Note 1 to the consolidated financial statements, as to which the date is August 14, 2026, relating to the financial statements, which appears in Voyager Technologies, Inc.'s Current Report on Form 8-K dated August 14, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP Denver, Colorado
August 14, 2026